EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7377	(781) 999-7377

HOLOGIC ACQUIRES BIOLUCENT, INC.

A Leader in Mammography Comfort Technology

BEDFORD, MA, (September 19, 2007) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of diagnostic imaging and state-of-the-art digital imaging systems directed towards women’s health, today announced it has completed the acquisition of BioLucent, Inc. (“BioLucent”), a market leader in its development and sale of its MammoPad® breast cushion.

“This acquisition reflects our continued strategy and efforts to offer a comprehensive portfolio of products to serve in the breast cancer detection market” said Jack Cumming, Chairman and Chief Executive Officer. “The BioLucent MammoPad was designed to benefit women undergoing mammograms by providing more comfort, we believe better tissue acquisition and ultimately improved outcomes. It is our hope with proper training and support, the MammoPad can become a standard of care in mammography. We look forward to the opportunities that will develop from this combination as we continue to build value for our shareholders.”

BioLucent, located in Aliso Viejo, California, develops, markets and sells a breast cushion, MammoPad®, to decrease the discomfort associated with mammography. BioLucent’s primary research and development efforts are directed at its brachytherapy business which is focused on breast cancer therapy. Prior to the acquisition, BioLucent completed the spin-off its brachytherapy technology and business to the holders of BioLucent’s outstanding shares of capital stock. The new company, Cianna Medical will manufacture and market the SAVI™ applicator. As a result Hologic acquired BioLucent’s Mammopad® business and related assets.

The aggregate purchase price paid by Hologic to the security holders of BioLucent at the closing of the acquisition, exclusive of certain transaction costs and expenses, was approximately $70.0 million, of which amount $65.0 million was paid by Hologic in shares of Hologic’s common stock valued at $54.222 per share and $5.0 million was paid in cash. Additionally, Hologic will be responsible for the payment of up to two annual deferred cash payments not to exceed $15 million in the aggregate based upon MammoPad achieving certain revenue targets. The value of the Merger Shares was determined based on the average closing price of Hologic’s common stock as quoted on the Nasdaq Market for the five trading days ending September 14, 2007. The purchase price is payable in approximately 1,181,777 shares of Hologic common stock. The actual number of Merger Shares that Hologic will issue in the transaction will be subject to reduction to reflect certain tax withholding obligations. Additionally, approximately 10% of the shares to be issued will be held in escrow and subject to forfeiture to satisfy BioLucent stockholder indemnification obligations, if any.

“We are pleased we have finalized this agreement with Hologic,” said Steven Gex, President and CEO of Biolucent, Inc. “We believe Hologic’s experience and ability to work with partners to drive the adoption of value-added products in the sales channel will serve as the perfect compliment to our MammoPad® breast cushion.”

About Hologic

Hologic, Inc. is a leading developer, manufacturer and supplier of medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of state-of-the-art digital imaging technology for general radiography and mammography applications. Hologic’s core business units are focused on osteoporosis assessment, mammography and breast biopsy, direct-to-digital X-ray for general radiography applications and mini C-arm imaging for orthopedic applications. For more information visit www.hologic.com.

About Biolucent, Inc.

BioLucent, located in Aliso Viejo, California, develops, markets and sells a breast cushion, MammoPad®, to decrease the discomfort associated with mammography. BioLucent’s primary research and development efforts are directed at its brachytherapy business which is focused on breast cancer therapy. Prior to the acquisition, BioLucent will spin-off its brachytherapy technology and business to the holders of BioLucent’s outstanding shares of capital stock. The new company, Cianna Medical will manufacture and market the SAVI™ brachytherapy applicator. As a result Hologic will only acquire BioLucent’s Mammopad® business and related assets.

Forward Looking Disclaimer

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding Hologic’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the anticipated benefits of Hologic’s acquisition of Biolucent. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Risks and uncertainties that may cause these forward looking statements to vary materially from Hologic’s expectations, include, among others: problems may arise with the ability of Hologic to successfully integrate the businesses of Biolucent, which may result in the combined company not operating as effectively and efficiently as expected; Hologic may not be able to achieve the expected synergies from the acquisition or it may take longer than expected to achieve those synergies; the acquisition may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from Hologic’s expectations; and the combined company may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors. Other factors that could adversely affect Hologic’s business and prospects are described in Hologic’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Hologic’s expectations or any change in events, conditions or circumstances on which any such statement is based.